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                                                                      EXHIBIT 99






              THE BANK OF NASHVILLE TO EXPAND LEADERSHIP STRUCTURE
         MACK LINEBAUGH CONTINUES AS CHAIRMAN/NEW PRESIDENT TO BE NAMED



FOR IMMEDIATE RELEASE
Contact:  Joan B. Marshall (615) 271-2025
          Anne B. Livingston (615) 271-2049


         NASHVILLE, TENN., March 15, 2000--Steady growth and planned expansion have prompted Community Financial Group, Inc. (NASDAQ: CFGI), the holding company that includes The Bank of Nashville, to expand its leadership structure.
         Mack S. Linebaugh, Jr., chairman and president of the bank for the past seven years, today announced that, while he will remain chairman, a new president will be named.
         "During the past seven years, the Bank has experienced exceptional growth in terms of assets and distribution network. To capitalize on our past success and take advantage of the growth opportunities before us, we need to add to our management team by searching internally and externally for a new president," Linebaugh said.
         Since Linebaugh assumed leadership, The Bank of Nashville has doubled in size and expanded its geographic market from one county to three. It also now operates three mobile offices that are licensed to serve eight counties. Community Financial Group, the holding company created in 1996, also has invested in, or formed joint ventures with, several related financial services companies.
         He added, "I believe it is in the best interest of the Company to expand our management group. I will be working closely with the Board of Directors to achieve this goal."

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         "While maintaining the character and personal service advantages of a community bank, we have broadened both the range and scope of our services. The tremendous response from customers has confirmed community demand for our services. It also clearly defines future growth opportunities before us," Linebaugh said.

         The Bank of Nashville is a wholly owned subsidiary of Community Financial Group, Inc. (NASDA: CFGI), a bank holding company headquartered in Nashville, Tennessee. The Bank of Nashville operates branch offices in Davidson, Williamson and Sumner counties.


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To the extent that statements contained herein relate to the plans, objectives or future performances of the Company, these statements may be deemed to be forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are based on management's current expectations and the current economic environment while actual strategies and results of future periods may differ materially from these expectations due to various risks and uncertainties.